EXHIBIT 21.1

SUBSIDIARIES OF WEBMETHODS, INC.

NAME	ORGANIZED IN

webMethods West, Inc.	Delaware

Door Acquisition, Inc.	Delaware

The Dante Group, Inc.	Delaware

Intelliframe Corporation	Pennsylvania

The Mind Electric, Inc.	Texas

webMethods Worldwide, Inc.	California

webMethods Australia Pty Ltd.	Australia

webMethods BV	the Netherlands

webMethods Canada Corporation	Canada

webMethods Development Center India Private Limited	India

webMethods France Sarl	France

webMethods Germany GmbH	Germany

webMethods Hong Kong Ltd.	Hong Kong

webMethods K.K.	Japan

webMethods Korea Co., Ltd.	South Korea

webMethods Malaysia Sdn Bhd	Malaysia

webMethods Singapore Pte Ltd.	Singapore

webMethods Software Development (Beijing) Co. Ltd.	Peoples Republic of China

webMethods UK Ltd.	United Kingdom